Exhibit 99.1

LIBERATED SYNDICATION REPORTS INCREASED REVENUE AND PROFITS FOR FIRST QUARTER 2019

Revenue Increased 24% Over 1Q’18

Adjusted EBITDA Increased By More Than 23% to $2.1 million;
Fully Diluted Earnings Per Share Grew to $0.05 from $0.02

Number of Shows on Libsyn Platform Grew to 62,000 from 4Q’18; Successfully Launched New Pair Networks Website to Support Customer Acquisition

Shareholder Conference Call to be Held on Wednesday, May 22 at 11:00 a.m. ET

Pittsburgh, PA – May 20, 2019 – Liberated Syndication (OTCQB: LYSN) (“Libsyn”) announced today its financial results for the quarter ended March 31, 2019.

“Liberated Syndication is off to a great start in 2019 as our strong top- and bottom-line results in the first quarter demonstrate our ability to capture the continued growth in podcasts and capitalize on the Pair platform,” commented Chris Spencer, Liberated Syndication CEO. “Looking ahead, we continue to drive substantial growth across all aspects of our business. In the near-term, we are enhancing both the Libsyn and Pair platforms to support customer acquisition while longer-term we are focused on expanding our total addressable market via Spanish language podcasts and podcasters as well as by launching an advertising platform specifically built for the podcast industry. We are confident 2019 will be a very good year for our company and our team is focused on executing our strategy to empower brands and thought leaders to expand their online presence and increase value for our shareholders.”

First Quarter 2019 Financial Highlights

Revenue for the first quarter of 2019 was $6,282,979 representing an increase of 24% over the first quarter of 2018 revenue of $5,059,305. Libsyn contributed $3,334,635 of revenue while Pair Networks contributed $2,948,344, an increase of 16% and 35% respectively when compared to the first quarter of 2018.

Costs and operating expenses were $4,719,576 versus $4,438,140 from the first quarter of 2018. Liberated Syndication saw growth in net income to $1,527,633 thus representing fully diluted earnings per share of $0.05 per share in the first quarter of 2019 versus $0.02 per share in the first quarter of 2018.

Adjusted EBITDA (representing earnings before interest, taxes, depreciation and amortization and non-cash expenses) for the first quarter of 2019 was $2.1 million, versus $1.7 million in the first quarter of the previous year.

Liberated Syndication saw a strong net increase in cash and cash equivalents of $1.4 million during the first quarter of 2019, which included net cash provided by operations of $2.0 million, and reflected $400,000 used for the repayment of debt. Management expects to see continued cash growth throughout 2019.

First Quarter 2019 Operational Highlights

Libsyn
The number of shows on the Libsyn platform grew to 62,000 during the first quarter of 2019. This included the addition of well-recognized brands and individuals such as former basketball star Dennis Rodman, celebrity doctor Dr. Drew Pinsky, eBay, IKEA, John Deere, Lyft, legendary boxing icon Mike Tyson and QVC, among others. The Company sees continued growth in the Libsyn platform as independent and larger content producers look to leverage the popularity of podcasts and incorporate storytelling into their strategies.

Pair Networks
During the first quarter, Liberated Syndication successfully launched the new website for Pair Networks. This website, which can be accessed by visiting www.pair.com, is expected to support customer acquisition as part of the Company’s investments in sales and marketing for Pair Networks.

Shareholder Conference Call

Chris Spencer, CEO, and John Busshaus, CFO, will host a conference call on Wednesday, May 22, at 11:00 a.m. ET to discuss 2019 first quarter financial results and provide a general business update.

Shareholders and other interested parties may participate in the conference call by dialing 844-602-0380 (U.S. callers); 862-298-0970 (international callers) a few minutes before the start time.

Questions for consideration for the call can be emailed to investor@libsyn.com prior to 5:00 p.m. ET, on May 21, 2019. A replay of the conference call will be accessible two hours afterwards and available for four weeks at https://investor.libsyn.com.

About Liberated Syndication

Liberated Syndication (“Libsyn”) is the world’s leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2018 Libsyn delivered over 5.1 billion downloads. Libsyn hosts over 4.9 million media files for more than 62,000 podcasts, including typically around 35% of the top 200 podcasts in Apple Podcasts. Podcast producers choose Libsyn to measure their audience, deliver popular audio and video episodes, distribute their content through smartphone Apps (iOS and Android), and monetize via premium subscription services and advertising. We are a Pittsburgh based company with a world class team. Visit us on the web at https://www.libsyn.com.

Pair Networks, founded in 1996, is one of the oldest and most experienced Internet hosting company providing a full range of fast, powerful and reliable Web hosting services. Pair offers a suite of Internet services from shared hosting to virtual private servers to customized solutions with world-class 24x7 on-site customer support. Based in Pittsburgh, Pair serves businesses, bloggers, artists, musicians, educational institutions and non-profit organizations around the world. Visit us on the web at www.pair.com.

Investor Relations Contact

https://investor.libsyn.com
Art Batson
Arthur Douglas & Associates, Inc.
407-478-1120

Use of Non-GAAP Financial Measures

Earnings before interest, taxes, depreciation and amortization and non-cash expenses ("Adjusted EBITDA") is not a measure of financial performance under GAAP. Management believes Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of the Company's financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. Our definition of Adjusted EBITDA may differ from other companies reporting a similarly named measure. This measure should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as revenue, net income and fully diluted earnings per share.

Legal Notice

 “Forward-looking Statements” as defined in the Private Securities litigation Reform Act of 1995 may be included in some of the information or materials made available on this website. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent SEC filings.

LIBERATED SYNDICATION INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA

 (Unaudited)
	Three Months Ended
	March 31, 2019	March 31, 2018

Net Income	$1,527,633	$532,915
Add: Interest expense (income)	34,891	90,931
Income tax expense	--	--
Depreciation and Amortization	742,097	766,900
Non-cash compensation	(153,413)	318,000
Adjusted EBITDA	$2,151,208	$1,708,746